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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*
Capella Education Company
(Name of Issuer)
Common Stock
(Title of Class of Securities)
139594 10 5
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	139594 10 5	Page	2	of	13

1	NAMES OF REPORTING PERSONS: Maveron Equity Partners 2000, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No.91-2007544

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		923,123 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

923,123 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

923,123 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.79%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; and (ii) 34,391 shares held by Maveron 2000-B. Maveron GP serves as the general partner of Maveron 2000 and Maveron 2000-B, and owns no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and possess voting and dispositive power over the shares held by Maveron 2000 and Maveron 2000-B; however, they disclaim beneficial ownership of the shares held by Maveron 2000 and Maveron 2000-B, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	3	of	13

1	NAMES OF REPORTING PERSONS: Maveron Equity Partners 2000-B, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		923,123 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

923,123 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

923,123 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.79%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; and (ii) 34,391 shares held by Maveron 2000-B. Maveron GP serves as the general partner of Maveron 2000 and Maveron 2000-B, and owns no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and possess voting and dispositive power over the shares held by Maveron 2000 and Maveron 2000-B; however, they disclaim beneficial ownership of the shares held by Maveron 2000 and Maveron 2000-B, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	4	of	13

1	NAMES OF REPORTING PERSONS: Maveron General Partner 2000 LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
Irs. No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		923,123 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

923,123 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

923,123 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.79%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; and (ii) 34,391 shares held by Maveron 2000-B. Maveron GP serves as the general partner of Maveron 2000 and Maveron 2000-B, and owns no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and possess voting and dispositive power over the shares held by Maveron 2000 and Maveron 2000-B; however, they disclaim beneficial ownership of the shares held by Maveron 2000 and Maveron 2000-B, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	5	of	13

1	NAMES OF REPORTING PERSONS: MEP 2000 Associates LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		126,069 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

126,069 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

126,069 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.79%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Shares are held by MEP 2000. Maveron LLC serves as the general partner of MEP 2000, and owns no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron LLC and possess voting and dispositive power over the shares held by MEP 2000; however, they disclaim beneficial ownership of the shares held by MEP 2000, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	6	of	13

1	NAMES OF REPORTING PERSONS: Maveron LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
IRS No.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☒ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware, United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		126,069 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

126,069 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

126,069 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.79%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Shares are held by MEP 2000. Maveron LLC serves as the general partner of MEP 2000, and owns no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron LLC and possess voting and dispositive power over the shares held by MEP 2000; however, they disclaim beneficial ownership of the shares held by MEP 2000, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	7	of	13

1	NAMES OF REPORTING PERSONS: Dan Levitan

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,049,192 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,049,192 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,049,192 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.58%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; (ii) 34,391 shares held by Maveron 2000-B; and (iii) 126,069 shares held by MEP 2000. Maveron GP serves as general partner of Maveron 2000 and Maveron 2000-B. Maveron LLC serves as the general partner of MEP 2000. Maveron GP and Maveron LLC each own no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and Maveron LLC and possess voting and dispositive power over the shares held by Maveron 2000, Maveron 2000-B and MEP 2000; however, they disclaim beneficial ownership of such shares, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	8	of	13

1	NAMES OF REPORTING PERSONS: Howard Schultz

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States of America

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,049,192 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,049,192 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,049,192 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.58%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; (ii) 34,391 shares held by Maveron 2000-B; and (iii) 126,069 shares held by MEP 2000. Maveron GP serves as general partner of Maveron 2000 and Maveron 2000-B. Maveron LLC serves as the general partner of MEP 2000. Maveron GP and Maveron LLC each own no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and Maveron LLC and possess voting and dispositive power over the shares held by Maveron 2000, Maveron 2000-B and MEP 2000; however, they disclaim beneficial ownership of such shares, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	139594 10 5	Page	9	of	13

1	NAMES OF REPORTING PERSONS: Debra Somberg

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,049,192 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER:

1,049,192 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,049,192 shares of Common Stock (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

6.58%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) This Schedule 13G is filed by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC (“Maveron LLC”), Dan Levitan (“Levitan”), Howard Schultz (“Schultz”), and Debra Somberg (“Somberg,” together with Maveron 2000, Maveron 2000-B, MEP 2000, Maveron GP, Maveron LLC, Levitan and Schultz, collectively, the “Maveron Entities”). The Maveron Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 888,732 shares held by Maveron 2000; (ii) 34,391 shares held by Maveron 2000-B; and (iii) 126,069 shares held by MEP 2000. Maveron GP serves as general partner of Maveron 2000 and Maveron 2000-B. Maveron LLC serves as the general partner of MEP 2000. Maveron GP and Maveron LLC each own no securities of the Issuer directly. Levitan, Schultz and Somberg are managing members of Maveron GP and Maveron LLC and possess voting and dispositive power over the shares held by Maveron 2000, Maveron 2000-B and MEP 2000; however, they disclaim beneficial ownership of such shares, except to the extent of their pecuniary interests therein. The information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006.
(3) This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Maveron Equity Partners 2000, L.P., Maveron Equity Partners 2000-B, L.P., MEP 2000 Associates LLC, Maveron General Partner 2000 LLC, Maveron LLC, Dan Levitan, Howard Schultz and Debra Somberg, in respect of shares of Common Stock of Capella Education Company.
Item 1

(a)	Name of Issuer:	Capella Education Company

(b)	Address of Issuer’s Principal Executive Offices:		330 Second Avenue South, Suite 550 Minneapolis, Minnesota 55401
Item 2

(a)	Name of Person(s) Filing:

Maveron Equity Partners 2000, L.P.
Maveron Equity Partners 2000-B, L.P.
Maveron General Partner 2000 LLC
MEP 2000 Associates LLC
Maveron LLC
Dan Levitan
Howard Schultz
Debra Somberg

(b)	Address of Principal Business Office:	c/o Maveron LLC 505 Fifth Avenue South, Suite 600 Seattle, WA 98104

(c)	Citizenship:

	Maveron Equity Partners 2000, L.P.	Delaware
	Maveron Equity Partners 2000-B, L.P.	Delaware
	Maveron General Partner 2000 LLC	Delaware
	MEP 2000 Associates LLC	Delaware
	Maveron LLC	Delaware
	Dan Levitan	United States of America
	Howard Schultz	United States of America
	Debra Somberg	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 139594 10 5
Item 3     Not applicable.

10

Item 4     Ownership.
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2006:

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Maveron Entities	Directly	Power	Power	Power	Power	Ownership	of Class(3)

Maveron Equity Partners 2000, L.P.	888,732	0	888,732	0	888,732	888,732	5.57%

Maveron Equity Partners 2000-B, L.P.	34,391	0	34,391	0	34,391	34,391	0.22%

Maveron General Partner 2000 LLC (1)	0	0	923,123	0	923,123	923,123	5.79%

MEP2000 Associates LLC	126,069	0	126,069	0	126,069	126,069	0.79%

Maveron LLC (2)	0	0	126,069	0	126,069	126,069	0.79%

Dan Levitan (1)(2)	0	0	1,049,192	0	1,049,192	1,049,192	6.58%

Howard Schultz (1)(2)	0	0	1,049,192	0	1,049,192	1,049,192	6.58%

Debra Somberg (1)(2)	0	0	1,049,192	0	1,049,192	1,049,192	6.58%
(1)	Maveron General Partner 2000 LLC (“Maveron GP”) serves as general partner of Maveron Equity Partners 2000, L.P. (“Maveron 2000”) and Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), and possesses shared power to vote and dispose of shares of the Issuer directly owned by Maveron 2000 and Maveron 2000-B. Dan Levitan, Howard Schultz, and Debra Somberg are managing members of Maveron GP and each own no securities of the Issuer directly. Maveron GP, Dan Levitan, Howard Schultz and Debra Somberg hereby disclaim beneficial ownership of shares reported herein, except to the extent of its pecuniary interest therein.
(2)	Maveron LLC serves as general partner of MEP 2000 Associates LLC (“MEP 2000”), and possesses shared power to vote and share power to dispose of shares of the Issuer directly owned by MEP 2000. Dan Levitan, Howard Schultz, and Debra Somberg are managing members of Maveron LLC and each own no securities of the Issuer directly. Maveron LLC, Dan Levitan, Howard Schultz and Debra Somberg hereby disclaim beneficial ownership of shares reported herein, except to the extent of its pecuniary interest therein.
(3)	This percentage is calculated based upon 15,965,770 shares of the Issuer’s common stock outstanding as reported on the Issuer’s 424(b)(1) filed with the Securities and Exchange Commission on November 13, 2006.
Item 5     Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6     Ownership of More Than Five Percent on Behalf of Another Person.     Not applicable.
Item 7     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.     Not applicable.
Item 8     Identification and Classification of Members of the Group.     Not applicable.
Item 9     Notice of Dissolution of Group.     Not applicable.
Item 10     Certification.     Not applicable.

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SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 23, 2007
MAVERON EQUITY PARTNERS 2000, L.P.
MAVERON EQUITY PARTNERS 2000-B, L.P.
By: Maveron General Partner 2000 LLC Its: General Partner

/s/ Dan Levitan Dan Levitan, Managing Member
MEP 2000 ASSOCIATES LLC
By: Maveron LLC Its: General Partner

/s/ Dan Levitan Dan Levitan Managing Member

/s/ Dan Levitan Dan Levitan

/s/ Howard Schultz Howard Schultz

/s/ Debra Somberg Debra Somberg
Exhibit(s):
A — Joint Filing Statement

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EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Capella Education Company is filed on behalf of each of us.
Dated: February 23, 2007
MAVERON EQUITY PARTNERS 2000, L.P.
MAVERON EQUITY PARTNERS 2000-B, L.P.
By: Maveron General Partner 2000 LLC Its: General Partner

/s/ Dan Levitan Dan Levitan Managing Member
MEP 2000 ASSOCIATES LLC
By: Maveron LLC Its: General Partner

/s/ Dan Levitan Dan Levitan Managing Member

/s/ Dan Levitan Dan Levitan

/s/ Howard Schultz Howard Schultz

/s/ Debra Somberg Debra Somberg

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